Contact:	Allen & Caron Inc. Jill Bertotti (investors) 949-474-4300 jill@allencaron.com Surf Media Communications Juliana Minsky (media) 805-962-3700	RITA Medical Systems, Inc. Don Stewart, Chief Financial Officer Stephen Pedroff, Marketing Communications 650-314-3400 dstewart@ritamed.com spedroff@ritamed.com jm@surfmedia.com

RITA MEDICAL SYSTEMS TO PROVIDE EDUCATIONAL GRANT TO SUPPORT CONTINUING MEDICAL EDUCATION PROGRAM

Continuing Medical Education Program on Medscape Internet Site to Inform Medical Oncologists and Interventional Radiologists about Radiofrequency Ablation Treatment for Soft Tissue Cancer Tumors

MOUNTAIN VIEW, CA (June 3, 2004) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced the Company will provide to Medscape an unrestricted educational grant to support a live online continuing medical education program (CME). This CME program will educate medical oncologists and interventional radiologists about the use of radiofrequency ablation (RFA) treatment for soft tissue cancer tumors. The program will be archived for one year on Medscape’s web site and will also be available to patients as an information source for cancer treatment options.

Mr. Joseph DeVivo, President and CEO of RITA Medical Systems said, “We believe that an education program is the best way to inform medical oncologists and interventional radiologists about the use of radiofrequency ablation to treat cancerous and benign tumors.”

Scheduled faculty presenters for the education program include Peter Mueller, MD, Professor of Radiology, Harvard Medical School, Director of Abdominal Imaging an Interventional Radiology, Massachusetts General Hospital, and Lawrence S. Blaszkowsky, MD, Instructor in Medicine, Harvard Medical School, Massachusetts General Hospital Cancer Center.

RITA Medical will make available information about the education program during the upcoming American Society of Clinical Oncology (ASCO) annual meeting, June 5th through the 8th, in New Orleans, Louisiana. The CME program is scheduled to take place June 23, 2004 from 7:00 p.m. to 8:00 p.m. Eastern Time. Physicians may register for the event at www.medscape.com/cmelive/treatlivercancer.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors.

The statements in this news release related to the use of educational programs to inform physicians about the use of RFA to treat patients with cancerous or benign tumors, and the company’s expectations regarding the extension of its technology to applications beyond the liver are forward looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward looking statements. Information regarding these risks is included in RITA Medical’s filings with the Securities and Exchange Commission.

# # # #